EXHIBIT 99.1

NYSE: WPZ

Date:	Sept. 1, 2005
Williams Partners L.P. Sees Certain Operations Shut-In for Hurricane
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) advises that certain of its interests in the Gulf Coast remain shut-in as a result of Hurricane Katrina.
     These interests include the Discovery natural gas gathering, transportation, processing and natural gas liquids fractionation system that runs from the deepwater Gulf of Mexico to a location near Paradis, La., and the Carbonate Trend sour-gas gathering pipeline off the coast of Alabama.
     Williams Partners has a 40 percent ownership interest in Discovery, which is operated by a unit of Williams. The Carbonate Trend pipeline is wholly-owned by Williams Partners and operated by a unit of Chevron.
     The operators of Williams Partners’ interests have begun initial inspections at certain onshore and offshore locations.
     Onshore, personnel have re-entered Discovery’s Larose, La., processing plant and Paradis, La., fractionator. No significant damage has been detected. Both facilities are experiencing power outages. A generator has been secured and is being delivered to the Larose plant. This alternative source of power is designed to enable limited operations.
     Offshore, Williams Partners L.P. is awaiting definitive reports on the Carbonate Trend pipeline and the Discovery natural gas pipeline system that serves gas producers from both onshore and offshore natural gas fields including the deepwater Gulf of Mexico.
     The operators have begun initial integrity tests on both the Carbonate Trend and Discovery systems. Both offshore pipeline systems are shut-in pending further inspection.
     Williams Partners will continue to monitor its interests to assess the operational and financial impact related to Hurricane Katrina. Williams Partners expects to provide more information on its interests next week.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Karl Meyer
Williams (investor relations)
(918) 573-4395
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from t hose implied or expressed by the forward-looking statements.